UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 20, 2008

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	000-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(a)                                  On October 20, 2008, we received a deficiency letter from the NASDAQ Stock Market (“NASDAQ”) Listing Qualifications Department notifying us that, for the past 30 consecutive business days, the bid price for our common stock has closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market under Marketplace Rule 4450(a)(5).

NASDAQ further advised that it has determined to suspend enforcement of its bid price and market value of publicly held shares requirements through January 16, 2009.  Following reinstatement of these rules, we will be provided until July 20, 2009 to regain compliance, which will require a closing bid price for our common stock above $1.00 for a minimum of 10 consecutive business days.  If we are not in compliance with Marketplace Rule 4450(a)(5) by July 20, 2009, we may be eligible to have the listing of our shares transferred to the NASDAQ Capital Market, if on such date we meet the initial listing requirements for the NASDAQ Capital Market, other than the minimum bid price.  If we were eligible to and determined to transfer such listing to the NASDAQ Capital Market, we would have an additional period of 180 days to regain compliance with the minimum bid price requirement for a period of at least 10 consecutive business days.  Alternatively, we could appeal a delisting determination to the NASDAQ Listing Qualifications Panel and thereby attempt to retain our listing on the NASDAQ Global Market.

There can be no guarantee that we will be able to regain compliance with NASDAQ continued listing requirements.  If our common stock were delisted, the delisting may have an adverse impact on the price of our shares, the volatility of the price of our shares, and/or the liquidity of an investment in our shares.

If we have not regained compliance by the expiration of the temporary rule suspension, we anticipate that we will prepare a plan to achieve compliance with NASDAQ listing requirements.

We issued a press release regarding receipt of the NASDAQ deficiency letter on October 23, 2008, which is attached hereto as Exhibit 99 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

See “Exhibit Index.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: October 23, 2008	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press Release, dated October 23, 2008.